Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Second Quarter and First Half Fiscal 2026 Results

•Revenue of $274.1 million in Q2, ahead of outlook
•Diluted EPS of $0.86 in Q2 and Adjusted Diluted EPS of $1.07, versus prior year Q2 Diluted EPS of $1.09
•Repurchased approximately 1.1 million shares opportunistically in Q2
•Fiscal 2026 revenue outlook unchanged; Adjusted Diluted EPS outlook updated to $4.54 to $4.58, high end of previous range

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 6, 2025-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter and first six months ended September 30, 2025.

“Our second quarter results surpassed our sales and earnings expectations helped primarily by Clear Eyes® supply timing and the timing of certain retailer orders. We remain pleased with the performance of the remainder of our business, where we continue to focus on brand-building behind our diverse portfolio of leading brands and maintaining our leading financial profile. This proven formula continues to generate robust free cash flow, which enabled us to repurchase over one million in shares during the second quarter to further enhance shareholder value,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2025

Reported revenues in the second quarter of fiscal 2026 of $274.1 million decreased 3.4% from $283.8 million in the second quarter of fiscal 2025 and decreased 3.3% excluding the impact of foreign currency. The revenue decline versus the prior year comparable period was primarily driven by lower Ear & Eye Care category sales from limited ability to supply demand for Clear Eyes.

Reported net income for the second quarter of fiscal 2026 totaled $42.2 million and non-GAAP adjusted net income totaled $52.5 million, compared to the prior year second quarter’s net income of $54.4 million. Diluted earnings per share of $0.86 and non-GAAP adjusted diluted earnings per share of $1.07 for the second quarter of fiscal 2026 compared to $1.09 diluted earnings per share in the prior year comparable period.

The adjustment to the second quarter of fiscal 2026 relates to a discrete tax item pertaining to establishing a taxable presence in a new state.

Six Months Ended September 30, 2025

Reported revenues for the first six months of fiscal 2026 totaled $523.6 million and compared to revenues of $550.9 million for the first six months of fiscal 2025. Revenues decreased 5.0% versus the prior year comparable period and 4.8% excluding the impact of foreign currency. The revenue performance for the first six months reflected the anticipated limited ability to supply strong demand for Clear Eyes as well as the Q1 headwind associated with accelerated order timing in Q4 of the prior year.

Reported net income for the first six months of fiscal 2026 totaled $89.7 million versus the prior year comparable period net income of $103.4 million. Non-GAAP adjusted net income for the first six months of fiscal 2026 totaled $99.9 million versus the prior year comparable period’s adjusted net income of $99.4 million. Diluted earnings per share were $1.81 for the first six months of fiscal 2026 compared to $2.06 per share in the prior year comparable period. Non-GAAP adjusted diluted earnings per share of $2.02 for the first six months of fiscal 2026 increased over the prior year comparable period’s adjusted earnings per share of $1.98.

The adjustment to the first six months of fiscal 2026 relates to a discrete tax item pertaining to establishing a taxable presence in a new state. The adjustment to the first six months of fiscal 2025 relates to a discrete tax item in the first quarter pertaining to the release of a reserve for an uncertain tax position due to the statute of limitations expiring.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the first six months of fiscal 2026 was $136.5 million, compared to $124.6 million during the prior year comparable period. Non-GAAP free cash flow in the first six months of fiscal 2026 was $133.6 million compared to $121.4 million in the prior year comparable period.

In the second quarter fiscal 2026, the Company opportunistically repurchased approximately 1.1 million shares at a total investment of approximately $75.0 million. For the first six months fiscal 2026, the total shares repurchased were approximately 1.6 million at a total cost of approximately $109.8 million.

The Company's net debt position as of September 30, 2025 was approximately $0.9 billion, resulting in a covenant-defined leverage ratio of 2.4x.

Segment Review

North American OTC Healthcare: Segment revenues of $230.8 million for the second quarter fiscal 2026 decreased compared to the prior year comparable quarter's segment revenues of $239.8 million. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven primarily by limited ability to supply demand for Clear Eyes.

For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $443.3 million, which compared to $472.1 million in the prior year comparable period. The revenue decrease was primarily attributable to lower Eye & Ear Care category sales, driven by limited ability to supply demand for Clear Eyes as well as the expected headwind associated with accelerated order timing in Q4 of the prior year.

International OTC Healthcare: Fiscal second quarter 2026 revenues of $43.4 million compared to $44.0 million reported in the prior year comparable period. The lower revenue performance was driven by lower Eye & Ear Care category sales and the timing of distributor orders.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $80.3 million, an increase of approximately 2% over the prior year comparable period’s revenues of $78.8 million, or an increase of approximately 3% excluding the effects of foreign currency.

Updated Fiscal 2026 Outlook

“Looking ahead, for the full-year, we remain committed to rebuilding long-term supply chain capacity in Clear Eyes and expect to close the Pillar5 transaction as planned. We are reaffirming our fiscal 2026 net sales outlook which anticipates eye care supply improvements in second half thanks to these long-term capacity efforts. For profitability, we are now expecting earnings per share at the higher end of our previous range as well as free cash flow of $245 million or more, driven by our strong financial profile and share repurchases executed in the second quarter,” he continued.

“We continue to remain focused on long-term brand-building that drives long-term organic growth, alongside disciplined capital allocation that helps generate superior shareholder value creation over time,” Mr. Lombardi concluded.

	Prior Fiscal 2026 Outlook	Current Fiscal 2026 Outlook
Revenue	$1,100 to $1,115 million	$1,100 to $1,115 million
Organic Revenue Growth	Approximate 1.5% to 3.0% decrease	Approximate 1.5% to 3.0% decrease
Adjusted Diluted E.P.S.	$4.50 to $4.58	$4.54 to $4.58
Free Cash Flow	$245 million or more	$245 million or more

Second Quarter Fiscal 2026 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter and first half fiscal 2026 results today, November 6, 2025 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com/. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as “on track,” "outlook," "may," "will," "would," “believe,” "expect," “look forward,” "anticipate,” “positioned,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, diluted earnings per share, and free cash flow; the Company’s ability to maintain its financial profile; improvements in eye care supply and the impact of acquiring Pillar5 on the supply of eye care products; and the Company’s ability to enhance shareholder value through its brand-building focus and disciplined capital allocation. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs and trade actions, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives, fluctuating foreign exchange rates, competitive pressures, the ability to meet Pillar5 closing conditions, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2025 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare is a leading consumer healthcare products company with sales throughout the U.S. and Canada, Australia, and in certain other international markets. The Company’s diverse portfolio of brands include Monistat® and Summer’s Eve® women's health products, BC® and Goody's® pain relievers, Clear Eyes® and TheraTears® eye care products, DenTek® specialty oral care products, Dramamine® motion sickness treatments, Fleet® enemas and glycerin suppositories, Chloraseptic® and Luden's® sore throat treatments and drops, Compound W® wart treatments, Little Remedies® pediatric over-the-counter products, Boudreaux’s Butt Paste® diaper rash ointments, Nix® lice treatment, Debrox® earwax remover, Gaviscon® antacid in Canada, and Hydralyte® rehydration products and the Fess® line of nasal and sinus care products in Australia. Visit the Company's website at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2025	2024	2025	2024
Total Revenues	$274,114	$283,785	$523,644	$550,927

Cost of Sales
Cost of sales excluding depreciation	120,043	124,041	226,758	242,738
Cost of sales depreciation	2,492	2,362	4,976	4,785
Cost of sales	122,535	126,403	231,734	247,523
Gross profit	151,579	157,382	291,910	303,404

Operating Expenses
Advertising and marketing	38,701	41,409	73,638	80,774
General and administrative	28,037	26,067	56,493	54,977
Depreciation and amortization	5,171	5,567	10,353	11,268
Total operating expenses	71,909	73,043	140,484	147,019
Operating income	79,670	84,339	151,426	156,385

Other expense
Interest expense, net	10,036	12,281	20,239	25,418
Other expense, net	501	395	277	891
Total other expense, net	10,537	12,676	20,516	26,309
Income before income taxes	69,133	71,663	130,910	130,076
Provision for income taxes	26,922	17,286	41,233	26,631
Net income	$42,211	$54,377	$89,677	$103,445

Earnings per share:
Basic	$0.86	$1.10	$1.82	$2.08
Diluted	$0.86	$1.09	$1.81	$2.06

Weighted average shares outstanding:
Basic	49,025	49,652	49,249	49,768
Diluted	49,264	49,998	49,547	50,132

Comprehensive income, net of tax:
Currency translation adjustments	655	4,799	6,059	7,959
Total other comprehensive income	655	4,799	6,059	7,959
Comprehensive income	$42,866	$59,176	$95,736	$111,404

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2025	March 31, 2025

Assets
Current assets
Cash and cash equivalents	$119,106	$97,884
Accounts receivable, net of allowance of $19,003 and $16,314, respectively	199,000	194,293
Inventories	158,996	147,709
Prepaid expenses and other current assets	20,309	8,442
Total current assets	497,411	448,328

Property, plant and equipment, net	73,100	74,548
Operating lease right-of-use assets	25,427	28,238
Finance lease right-of-use assets, net	23,416	25,056
Goodwill	528,411	527,425
Intangible assets, net	2,291,073	2,295,350
Other long-term assets	3,442	3,273
Total Assets	$3,442,280	$3,402,218

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	41,924	18,925
Accrued interest payable	15,578	15,703
Operating lease liabilities, current portion	6,048	6,047
Finance lease liabilities, current portion	2,572	2,490
Other accrued liabilities	68,482	63,458
Total current liabilities	134,604	106,623

Long-term debt, net	993,146	992,357
Deferred income tax liabilities	444,924	419,594
Long-term operating lease liabilities, net of current portion	19,939	22,732
Long-term finance lease liabilities, net of current portion	19,319	20,624
Other long-term liabilities	5,379	5,391
Total Liabilities	1,617,311	1,567,321

Total Stockholders' Equity	1,824,969	1,834,897
Total Liabilities and Stockholders' Equity	$3,442,280	$3,402,218

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2025	2024
Operating Activities
Net income	$89,677	$103,445
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,329	16,053
Loss on disposal of property and equipment	131	83
Deferred and other income taxes	23,211	4,364
Amortization of debt origination costs	889	882
Stock-based compensation costs	5,449	5,559
Non-cash operating lease cost	3,879	3,430
Changes in operating assets and liabilities:
Accounts receivable	(2,580)	15,191
Inventories	(10,277)	(16,471)
Prepaid expenses and other current assets	(11,767)	3,787
Accounts payable	22,545	(7,596)
Accrued liabilities	3,923	584
Operating lease liabilities	(3,839)	(3,771)
Other	(71)	(964)
Net cash provided by operating activities	136,499	124,576

Investing Activities
Purchases of property, plant and equipment	(2,940)	(3,179)
Other	(1,927)	(978)
Net cash (used in) investing activities	(4,867)	(4,157)

Financing Activities
Term loan repayments	—	(75,000)
Payments of finance leases	(1,147)	(1,688)
Proceeds from exercise of stock options	3,907	3,592
Fair value of shares surrendered as payment of tax withholding	(4,216)	(5,832)
Repurchase of common stock	(109,775)	(37,794)
Net cash (used in) financing activities	(111,231)	(116,722)

Effects of exchange rate changes on cash and cash equivalents	821	1,374
Increase in cash and cash equivalents	21,222	5,071
Cash and cash equivalents - beginning of period	97,884	46,469
Cash and cash equivalents - end of period	$119,106	$51,540
Interest paid	$21,879	$25,551
Income taxes paid	$25,088	$18,691

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$230,756	$43,358	$274,114
Cost of sales	102,348	20,187	122,535
Gross profit	128,408	23,171	151,579
Advertising and marketing	32,033	6,668	38,701
Contribution margin	$96,375	$16,503	$112,878
Other operating expenses			33,208
Operating income			$79,670
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$443,334	$80,310	$523,644
Cost of sales	194,526	37,208	231,734
Gross profit	248,808	43,102	291,910
Advertising and marketing	60,987	12,651	73,638
Contribution margin	$187,821	$30,451	$218,272
Other operating expenses			66,846
Operating income			$151,426
*Intersegment revenues of $1.2 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$239,811	$43,974	$283,785
Cost of sales	107,782	18,621	126,403
Gross profit	132,029	25,353	157,382
Advertising and marketing	34,889	6,520	41,409
Contribution margin	$97,140	$18,833	$115,973
Other operating expenses			31,634
Operating income			$84,339
* Intersegment revenues of $0.9 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2024
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$472,127	$78,800	$550,927
Cost of sales	213,341	34,182	247,523
Gross profit	258,786	44,618	303,404
Advertising and marketing	68,642	12,132	80,774
Contribution margin	$190,144	$32,486	$222,630
Other operating expenses			66,245
Operating income			$156,385
* Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income adjusted for a normalized tax rate.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Net Debt: Calculated as total principal amount of debt outstanding ($1,000,000 at September 30, 2025) less cash and cash equivalents ($119,106 at September 30, 2025). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
(In thousands)
GAAP Total Revenues	$274,114	$283,785	$523,644	$550,927
Revenue Change	(3.4)%		(5.0)%
Adjustments:
Impact of foreign currency exchange rates	—	(370)	—	(1,040)
Total adjustments	—	(370)	—	(1,040)
Non-GAAP Organic Revenues	$274,114	$283,415	$523,644	$549,887
Non-GAAP Organic Revenue Change	(3.3)%		(4.8)%

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
(In thousands)
GAAP Net Income	$42,211	$54,377	$89,677	$103,445
Interest expense, net	10,036	12,281	20,239	25,418
Provision for income taxes	26,922	17,286	41,233	26,631
Depreciation and amortization	7,663	7,929	15,329	16,053
Non-GAAP EBITDA	$86,832	$91,873	$166,478	$171,547
Non-GAAP EBITDA Margin	31.7%	32.4%	31.8%	31.1%

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2025	2025 Diluted EPS	2024	2024 Diluted EPS	2025	2025 Diluted EPS	2024	2024 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	$42,211	$0.86	$54,377	$1.09	$89,677	$1.81	$103,445	$2.06
Adjustments:
Normalized tax rate adjustment (1)	10,261	0.21	—	—	10,261	0.21	(4,030)	$(0.08)
Total adjustments	10,261	0.21	—	—	10,261	0.21	(4,030)	(0.08)
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$52,472	$1.07	$54,377	$1.09	$99,938	$2.02	$99,415	$1.98
(1) Income tax adjustment to adjust for discrete income tax items.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2025	2024	2025	2024
(In thousands)
GAAP Net Income	$42,211	$54,377	$89,677	$103,445
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	29,324	16,045	48,888	30,371
Changes in operating assets and liabilities as shown in the Statement of Cash Flows	(14,049)	(622)	(2,066)	(9,240)
Total adjustments	15,275	15,423	46,822	21,131
GAAP Net cash provided by operating activities	57,486	69,800	136,499	124,576
Purchases of property and equipment	(2,102)	(2,027)	(2,940)	(3,179)
Non-GAAP Free Cash Flow	$55,384	$67,773	$133,559	$121,397

Outlook for Fiscal Year 2026:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow:

(In millions)
Projected FY'26 GAAP Net cash provided by operating activities	$255
Additions to property and equipment for cash	(10)
Projected FY'26 Non-GAAP Free Cash Flow	$245

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Adjusted Diluted EPS:

	Low	High

Projected FY'26 GAAP Diluted EPS	$4.33	$4.37
Adjustments:
Normalized tax rate adjustment (1)	0.21	0.21
Projected FY'26 Non-GAAP Adjusted Diluted EPS	$4.54	$4.58
(1) Income tax adjustment to adjust for discrete income tax items.